As filed with the Securities and Exchange Commission on May 27, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ABBVIE INC.

(Exact name of registrant as specified in its charter)

Delaware	32-0375147
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1 North Waukegan Road,

North Chicago, Illinois 60064

(847) 932-7900

(Address of Principal Executive Offices)

Pharmacyclics, Inc. 2014 Equity Incentive Award Plan

(Full Title of the Plans)

Laura J. Schumacher, Esq.
Executive Vice President, Business Development, External Affairs and General Counsel
AbbVie Inc.
1 North Waukegan Road,
North Chicago, Illinois 60064
(847) 932-7900
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Lara M. Levitan, Esq. AbbVie Inc. 1 North Waukegan Road North Chicago, Illinois 60064-6400 (847) 932-7900	David C. Karp, Esq. David K. Lam, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common stock, par value $0.01 per share	9,090,645	(3)	$65.34	$593,937,314.62	$69,015.52	(4)
(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of common stock, par value $0.01 per share (“Common Shares”), of AbbVie Inc., a Delaware corporation (the “Registrant”), which may be offered and issued to prevent dilution resulting from adjustments as a result of stock dividends, stock splits, reverse stock splits, recapitalizations, reclassifications, mergers, split-ups, reorganizations, consolidations and other capital adjustments.

(2)

Pursuant to Rule 457(h) under the Securities Act, the maximum offering price, per share and in the aggregate, and the registration fee were calculated based on upon the average of the high and low prices of the Common Shares as reported by the New York Stock Exchange on May 21, 2015.

(3)

Represents the estimated maximum number of Common Shares authorized for future issuance under awards pursuant to the compensation plans of Pharmacyclics, Inc. (“Pharmacyclics”) identified on the cover page of this Registration Statement, which were assumed by the Registrant upon the consummation of the acquisition of Pharmacyclics on May 26, 2015.

(4)

The filing fee previously paid by AbbVie Inc. on behalf of AbbVie Private Limited, a wholly owned subsidiary of AbbVie, upon filing a Registration Statement on Form S-4 on August 21, 2014 (later terminated by withdrawal letter on October 22, 2014) has been offset against the currently due filing fee of $69,015.52.

EXPLANATORY NOTE

AbbVie Inc. (the “Registrant”) is filing this Registration Statement on Form S-8 relating to shares of common stock of the Registrant, par value $0.01 per share (the “Common Shares”) that may be issued pursuant to the Pharmacyclics, Inc. 2014 Equity Incentive Awards Plan (the “Pharmacyclics Plan”).

On May 26, 2015, pursuant to the Agreement and Plan of Reorganization (the “Merger Agreement”), dated as of March 4, 2015 (as amended on March 22, 2015) among the Registrant, Oxford Amherst Corporation, Oxford Amherst LLC and Pharmacyclics, Inc. (“Pharmacyclics”), Oxford Amherst Corporation merged with and into Pharmacyclics, with Pharmacyclics being the surviving entity, followed by the merger of Pharmacyclics with and into Oxford Amherst LLC, with Oxford Amherst LLC being the surviving entity under the name “Pharmacyclics LLC” (together, the “Merger”). As a result of the Merger, Pharmacyclics became an indirect wholly owned subsidiary of the Registrant.

In connection with and upon the consummation of the Merger the Pharmacyclics Plan was assumed by the Registrant and the shares of Pharmacyclics common stock authorized to be issued under the Pharmacyclics Plan were converted into Common Shares, which will continue to be available for issuance under the Pharmacyclics Plan following the consummation of the Merger. This Registration Statement is being filed for the purpose of registering such Common Shares.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Items 1 and 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the plan covered by this Registration Statement and as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed with the U.S. Securities and Exchange Commission (the “Commission”) by the Registrant, are incorporated into this Registration Statement by reference:

•                  The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (File No. 001-35565);

•                  All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2014 (other than the portions of those documents not deemed to be filed); and

•                  The description of the Common Shares contained in the Registrant’s Information Statement, filed as Exhibit 99.1 to the Registration Statement on Form 10 initially filed on June 4, 2012 (Commission File No. 001-35565), including all amendments and reports filed for the purpose of updating such description.

All documents filed by the Registrant with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items), prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Delaware.

Delaware law provides that directors of a corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of their fiduciary duties as directors, except for liability:

•                  for any breach of their duty of loyalty to the corporation or its stockholders;

•                  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•                  under Section 174 of the Delaware General Corporation Law, or DGCL, relating to unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•                  for any transaction from which the director derived an improper personal benefit.

The limitation of liability does not apply to liabilities arising under the federal or state securities laws and does not affect the availability of equitable remedies, such as injunctive relief or rescission.

The Registrant’s amended and restated certificate of incorporation and by-laws include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as a director or officer of the Registrant, or for serving at the Registrant’s request as a director or officer or another position at another corporation or enterprise, as the case may be. The Registrant’s amended and restated certificate of incorporation and by-laws also provide that the Registrant must indemnify and advance reasonable expenses to its directors and officers, subject to its receipt of an undertaking from the indemnified party as may be required under the DGCL. The Registrant’s amended and restated certificate of incorporation expressly authorizes the Registrant to carry directors’ and officers’ insurance to protect it, its directors, officers and certain employees for some liabilities.

The foregoing is only a general summary of certain aspects of Delaware law and the Registrant’s certificate of incorporation and by-laws dealing with indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of those sections of the DGCL referenced above and the certificate of incorporation and by-laws of the Registrant.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

For the list of exhibits, see the Exhibit Index to this Registration Statement, which is incorporated into this item by reference.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1)         to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(2)         that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)         to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where appropriate, each filing of an employee benefit plan’s annual report pursuant to Section 15(a) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of North Chicago, State of Illinois, on May 27, 2015.

ABBVIE INC.

By:	/s/ Richard A. Gonzalez
Richard A. Gonzalez
Chairman of the Board and Chief Executive Officer

Each person whose signature appears below constitutes and appoints Richard A. Gonzalez and Laura J. Schumacher, Esq., and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including all pre-effective and post-effective amendments and registration statements filed pursuant to Rule 462 under the Securities Act of 1933), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on May 27, 2015.

Signature	Title

/s/ Richard A. Gonzalez	Chairman of the Board and Chief Executive
Richard A. Gonzalez	Officer (Principal Executive Officer)

/s/ William J. Chase	Executive Vice President, Chief Financial
William J. Chase	Officer (Principal Financial Officer)

/s/ Thomas A. Hurwich	Vice President, Controller (Principal
Thomas A. Hurwich	Accounting Officer)

/s/ Robert J. Alpern, M.D.
Robert J. Alpern, M.D.	Director

/s/ Roxanne S. Austin
Roxanne S. Austin	Director

/s/ William H.L. Burnside
William H.L. Burnside	Director

/s/ Edward M. Liddy
Edward M. Liddy	Director

/s/ Edward J. Rapp
Edward J. Rapp	Director

/s/ Roy S. Roberts
Roy S. Roberts	Director

/s/ Glenn F. Tilton
Glenn F. Tilton	Director

/s/ Frederick H. Waddell
Frederick H. Waddell	Director

EXHIBIT INDEX

Exhibit Number	Exhibit Description
3.1	Amended and Restated Certificate of Incorporation of AbbVie Inc. (incorporated by reference to Exhibit 3.1 of AbbVie Inc.’s Current Report on Form 8-K filed on January 2, 2013, File No. 001-35565).

3.2	Amended and Restated By-Laws of AbbVie Inc. (incorporated by reference to Exhibit 3.2 of AbbVie Inc.’s Current Report on Form 8-K filed on January 2, 2013, File No. 001-35565).

4.1	Pharmacyclics, Inc. 2014 Equity Incentive Award Plan.*

5.1	Opinion of Wachtell, Lipton, Rosen & Katz.*

23.1	Consent of Ernst & Young LLP.*

23.2	Consent of Deloitte & Touche LLP.*

23.3	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5.1).

* Filed herewith.